Exhibit 99.1

Toyota Tsusho America Completes Acquisition of Radius Recycling

-	Acquisition advances Toyota Tsusho’s circular economy initiatives, solidifies Radius Recycling’s leadership position
-	Radius to continue operating as standalone business, leveraging Toyota Tsusho’s capabilities and resources

New York, NY and Portland, OR, (July 10, 2025) – Toyota Tsusho America, Inc. (“TAI”), a subsidiary of Toyota Tsusho Corporation (“Toyota Tsusho”), today completed the acquisition of Radius Recycling, Inc. (“Radius”), a leading North American recycling company with a network of over 100 locations.

The transaction advances key Toyota Tsusho strategic goals, including its commitment to building a circular economy focused on recycling throughout the automobile lifecycle, as well as accelerating progress towards carbon neutrality, and delivering long-term value to employees, customers, suppliers, and communities.

“We are delighted to welcome Radius into the Toyota Tsusho family,” said Naoyuki Hata, TAI President & CEO. “Radius’ proven track record and strong presence in the North American recycling industry closely reflect our shared mission to create Better Solutions for a Better Future. Building on our longstanding relationship, this acquisition will help expand our circular economy initiatives, enhance the supply of high-quality recycled resources, and deliver better solutions for our customers and our planet.”

“Joining forces with Toyota Tsusho opens new doors for Radius, our employees, and our valued customers and suppliers,” said Tamara Lundgren, Radius CEO. “Drawing from the combined strengths of both organizations, this is an opportunity to accelerate Radius’ strategic priorities, access new growth opportunities, and further solidify our position as a leader in North American recycling.”

Radius will continue to operate from its current headquarters in Portland, Oregon, following the close of the transaction, with its management, employees, operating facilities, strategy, and brand retained.

In connection with the completion of the transaction, Radius common shares will be delisted from the Nasdaq Capital Market.

###

Media contacts: Ross Lovern / Simone Leung, Kekst CNC, ross.lovern@kekstcnc.com/ simone.leung@kekstcnc.com

About Toyota Tsusho America, Inc.

For over 60 years, TAI has been at the forefront of innovation, creating value through exporting, importing, supply chain management, and logistics across the United States, Canada, Mexico, and the Caribbean. With a dedicated team of more than 9,300 employees, TAI provides value-added services at every level, addressing business and societal challenges with creative, solutions-oriented approaches. We support 10 major automotive companies across North America, including manufacturers from the U.S., Japan, and Europe. TAI’s extensive supply chain network and expertise powers the automotive industry, connecting diverse brands, building efficiency, and driving excellence.

At TAI, our mission is clear: to build better solutions for a better future. We are deeply committed to a circular economy, promoting renewable energy, and leveraging resource recycling and waste management strategies to minimize environmental impact while maximizing value. For more information, please visit our website at www.taiamerica.com.

About Radius Recycling, Inc.

Radius is a leading North American recycler of ferrous and nonferrous metals with 54 operating facilities across 25 states, Puerto Rico, and Western Canada. The Company sells its products to U.S. and export customers from its locations on both the East and West Coasts of the U.S., the Southeast, Hawaii, and Puerto Rico. Radius’ integrated operating platform also includes 50 stores operating across the U.S. and Western Canada under its Pick-N-Pull brand which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s electric arc furnace and rolling mill located in McMinnville, Oregon is vertically integrated with its Pacific Northwest metals recycling operations and produces rebar, wire rod, and other specialty products that are sold to customers primarily in the Western U.S. and Western Canada. Radius began operations in 1906 in Portland, Oregon, where it remains headquartered.